Exhibit 5.4

Consent of Sylvain Guerard

Reference is made to the Registration Statement on Form F-10, and any amendments or supplements thereto, and the documents incorporated by reference therein (the “Registration Statement”) of Orla Mining Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

I, Sylvain Guerard, consent to the use of and reference to my name, including as an expert or “qualified person” and the inclusion and incorporation by reference in the Registration Statement, including any amendments or supplements thereto, of the information prepared by me, that I supervised the preparation of, or reviewed or approved by me that is of a scientific or technical nature, including, without limitation, information in the report entitled “NI 43-101 Technical Report, Camino Rojo Project, Zacatecas State, Mexico” dated effective March 31, 2025, and all other references to such information included or incorporated by reference in the Registration Statement, including all information of a scientific or technical nature in the Registration Statement not otherwise covered by any other named expert in the Interest of Experts section therein.

/s/ Sylvain Guerard
Sylvain Guerard, P. Geo.
Senior Vice-President, Exploration Orla Mining Ltd.
Dated: September 15, 2025